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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                   FORM 8-A/A


                For Registration of Certain Classes of Securities
                     Pursuant to Section 12(b) or (g) of the
                         Securities Exchange Act of 1934


                              P&F Industries, Inc.

             (Exact name of registrant as specified in its charter)

         Delaware                                          22-1657413
(State of incorporation or                              (I.R.S. Employer
     organization)                                     Identification No.)

   33 Smith Street,
 Farmingdale, New York                                        11735
----------------------------                           ------------------------
(Address of principal                                      (Zip Code)
 executive offices)

       Securities to be registered pursuant to Section 12(g) of the Act:

  Title of each class                          Name of each exchange on which
  to be so registered                          each class is to be registered
  -------------------                          ------------------------------
  Rights to Purchase                           Nasdaq National Market
  Series A Junior
  Participating Preferred
  Stock

If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. [ ]

If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General instruction A.(c)(2), please check the following box. [ ]

Securities to be registered pursuant to Section 12(b) of the Act:

                                      None



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                                (Title of class)


Item 1.             Description of Registrant's Securities to be Registered.

         As of April 11, 1997, the Company amended the Rights Agreement, dated as of August 23, 1994, between the Company and American Stock Transfer & Trust Company, as Rights Agent (the "Rights Agreement"), by entering into the Amendment to Rights Agreement (the "Amendment"). The full text of the Rights Agreement is set forth in Exhibit 1 of the Company's Registration Statement on Form 8-A dated August 24, 1994, which registration statement and exhibit are incorporated hereby by reference. The Amendment amends the definition of "Acquiring Person" (as defined in the Rights Agreement) to revise the circumstances under which Richard A. Horowitz and Sidney Horowitz and their respective affiliates would become Acquiring Persons under the Rights Agreement. The Amendment provides that (i) if Sidney Horowitz or his Associates (other than Richard A. Horowitz) or Affiliates shall become the Beneficial Owner of 10% or more of the shares of Common Stock then outstanding, each of them shall be then deemed to be an "Acquiring Person" and (ii) if Richard A. Horowitz or his Associates (including Sidney Horowitz) or Affiliates shall become the Beneficial Owner of 46% or more of the shares of Common Stock then outstanding (the "RAH Trigger Amount"), then each of them shall be deemed to be an "Acquiring Person", except that Richard A. Horowitz and his Associates (other than Sidney Horowitz) and Affiliates shall not be deemed to be an "Acquiring Person" as a result of being the Beneficial Owner of shares of Common Stock in excess of the RAH Trigger Amount solely because Sidney Horowitz or his Associates (other than Richard A. Horowitz) or Affiliates are deemed to be an Acquiring Person. Capitalized terms used but not defined herein shall have the meaning set forth in the Amendment and the Rights Agreement.


Item 2.  Exhibits.

1. Amendment to Rights Agreement, dated as of April 11, 1997, by and between P&F Industries, Inc. and American Stock Transfer &
         Trust Company




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                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                     P&F INDUSTRIES, INC.



                                     By:/s/ Leon D. Feldman
                                     Name: Leon D. Feldman
                                     Title: Executive Vice President



Dated:  April 11, 1997



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                                  EXHIBIT INDEX


Exhibit

1 Amendment to Rights Agreement, dated as of April 11, 1997, by and between P&F Industries, Inc. and American Stock Transfer & Trust Company